Exhibit 3.1

<Letterhead of the State of Utah appears here>

                         CERTIFICATE OF INCORPORATION
                               OF
                         LOKI HOLDING CORP.

     The Utah Division of Corporations and Commercial Code, hereby certifies that duplicate copies of Articles of Incorporation for the incorporation of Loki Holding Corp.

     Duly signed and verified pursuant to the provisions of the Utah Business Corporation Act, have been received in this office and are found to conform to law.

     Accordingly, the Division of Corporations and Commercial Code, hereby issues this Certificate of Incorporation of Loki Holding Corp.

     And attaches hereto a duplicate copy of the Articles of Incorporation.

<Seal for the Division of Corporations and Commercial Code appears here>


Dated this 26th day of August, 1987.

<signature of the Director of Corporation and Commercial Code appears here>
---------------------------------------------------------------------------
Director, Division of Corporations and Commercial Code


<Stamp of approval of the Division of Corporations and Commercial Code of the
State of Utah Department of Business Regulation dated August 26, 1987 appears here>


                             ARTICLES OF INCORPORATION
                                      OF
                               LOKI HOLDING CORP.

     We, the undersigned natural persons acting as incorporators of the corporation under the Utah Business Corporations Act adopt the following Articles of Incorporation for such corporation.

                                   ARTICLE I

     Name. The name of the corporation (hereinafter called Corporation ) is Loki Holding Corp.

                                  ARTICLE II

     Period of Duration. The period of duration of the Corporation is perpetual.

                                  ARTICLE III

     Purposes and Powers. The purpose for which this Corporation is organized is to engage in the business of holding funds of, managing the administrative matters of and investing in other business entities and to engage in any and all other lawful business.

                                  ARTICLE IV

     Capitalization. The Corporation shall have the authority to issue 1,000,000 shares of stock having a par value of One Mill ($0.001). All stock of the Corporation shall be of the same class and shall have the same rights and preferences. Fully paid stock of this Corporation shall not be liable for further call or assessment. The authorized trading shares shall be issued at the discretion of the Directors.

                                  ARTICLE V

     Commencement of Business. The Corporation shall not commence business until at least One Thousand Dollars ($1,000) has been received by the Corporation as consideration for the issuance of its shares.

                                 ARTICLE VI

     Initial Registered Office and Initial Registered Agent. The address of the initial registered office of the Corporation is 1399 South 700 East, Suite 13, Salt Lake City, Utah 84105 and the initial registered agent of the Corporation at such address is Steven D. Moulton.

                                 ARTICLE VII

     Directors. The Corporation shall be governed by a Board of Directors consisting of no less than three (3) and no more than nine (9) directors. Directors need not be stockholders in the Corporation but shall be elected by the stockholders of the Corporation. The number of Directors constituting the initial Board of Directors is three (3) and the name and post office address of the persons who shall serve as Directors until their successors are elected and qualified are:

                               Steven D. Moulton
                              4596 Russell Street
                           Salt Lake City, Utah 84117

                                Steven Nitkowski
                           4216 Solitude Ridge, Unit A
                           West Valley City, Utah 84119

                               Shannon E. Harkness
                               1116 North 5500 West
                               Highland, Utah 84003

                                 ARTICLE VIII

     Incorporators.  The name and post office address of each incorporator is:

                               Steven D. Moulton
                              4596 Russell Street
                           Salt Lake City, Utah 84117

                                Steven Nitkowski
                           4216 Solitude Ridge, Unit A
                           West Valley City, Utah 84119

                               Shannon E. Harkness
                               1116 North 5500 West
                               Highland, Utah 84003

                                  ARTICLE IX

     Preemptive Rights. There shall be no preemptive right to acquire unissued and/or treasury share of the stock of the Corporation.
                                   ARTICLE X

     Voting of Shares. Each outstanding share of common stock of the Corporation shall be entitled to one vote on each matter submitted to a vote at the meeting of the stockholders. Each stockholder shall be entitled to vote his or its shares is person or by proxy, executed in writing by such stockholder, or by his duly authorized attorney-in-fact. At each election of Directors, every stockholder entitled to vote in such election shall have the right to vote in person or by proxy the number of shares owned by him or it for as many persons as there are directors to be elected he or it has the right to vote, but the shareholder shall have no right to accumulate his or its votes with regard to such election.

                                   ARTICLE XI

     Section 1244 Stock. Each share of stock of the Corporation which is issued pursuant to and in compliance with these Articles of Incorporation shall be considered to be 1244 Stock in accordance with Section 1244 of the Internal Revenue Code of 1954 as amended.

                                   ARTICLE XII

     Control Share Acquisitions. Section 16-10-76.5 of the Utah Code Annotated, with regard to rights concerning shareholders objecting to control share acquisitions, shall not apply to the shares of this Corporation or to the shareholders of this Corporation and the shareholders of the Corporation shall not be entitled, by law or by these articles, or by the Bylaws of the Corporation, to the rights or remedies provided by that section of the law.

/s/ Steven D. Moulton                         /s/ Steven D. Moulton
---------------------                         ---------------------
Steven D. Moulton, Incorporator               Steven D. Moulton, Registered
Agent

/s/ Steven Nitkowski
--------------------
Steven Nitkowski, Incorporator

/s/ Shannon E. Harkness
-----------------------
Shannon E. Harkness, Incorporator

STATE OF UTAH       )
                    : ss
COUNTY OF SALT LAKE )

     On the 25th day of August, 1987, personally appeared before me Steven D. Moulton, Steven Nitowski and Shannon E. Harkness and duly acknowledged to me that they are the persons who signed the foregoing instrument as incorporators and registered agent and that they have read the foregoing instrument and know the contents thereof and that the same is true of their own knowledge except as the those matters upon which they operate on information and belief and as to those matters they believe them to be true.

/s/ Willard P. Young
--------------------
Notary Public

Residing in Salt Lake City, Utah

My Commission Expires: 12-2-89.